Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

CymaBay Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(o) and Rule 457(r)	4,642,857(1)	$0.0001 (2)	$465.00	$0.00011020	$0.06

	Total Offering Amounts					$465.00		$0.06

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$0.06

(1)

Shares of common stock issuable upon the exercise of pre-funded warrants. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the pre-funded warrants set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(2)	Reflects the exercise price per share of the pre-funded warrants.